Exhibit 1

SEI/ANATEL - 3227379 - Decision

NATIONAL AGENCY FOR TELECOMMUNICATIONS (ANATEL)

COURT DECISION No. 529, SEPTEMBER 13, 2018

ADMINISTRATIVE PROCEEDING No. 53500.037554/2018-25

APPELLANT: OI S.A., OI MÓVEL S.A.

CNPJ/MF No. 76.535.764/0001-43 and No. 05.423.963/0001-11

Reporting Board Member: Leonardo Euler de Morais

Courthouse: Deliberative Circuit No. 168, September 13, 2018

ABSTRACT

SUPERINTENDENCE OF COMPETITION. PRIOR CONSENT FOR ADMISSION OF MEMBERS OF THE BOARD OF DIRECTORS AND AMENDMENT OF THE BYLAWS. INEXISTENCE OF REGULATORY OBJECTIONS. COMPLIANCE WITH  THE PREVIOUS GUIDELINES OF THE ANATEL BOARD OF DIRECTORS. CONDITIONED APPROVAL. ATTESTATION BY THE COMPETITION SUPERINTENDENCE (SCP). MAINTENANCE OF THE CURRENT SCENARIO AFTER THE SHAREHOLDERS’ GENERAL MEETING.

1.    It is a request for Prior Consent to effectively admit the members of the Oi S.A.’ s new Board of Directors, as well as to undertake the amendments in the bylaws, aiming to increase the Company’s capital stock limit.

2.    After examining the legal and regulatory aspects, including under the guidelines issued by previous decisions of the Anatel’s Board of Directors, no objection is found to the grant of the consent at issue in the current proceeding.

3.    However, since the result of the Shareholders’ General Meeting is of great importance for Anatel to ratify the current conclusions regarding control of the Company, with the identification of the shareholders/entities with relevant shares and with greater capacity to render influence over the power structures of OI S.A., the full effectiveness of this Prior Consent is conditioned to the Superintendence of Competition’s attestation of the equivalence of the result of the Shareholders’ General Meeting with the conditions of analysis of this proceeding, which should be subject to the conditions of identification of control presented in the corresponding deliberative instruments of the Anatel’s Board of Directors.

4.    It is further proposed that this Prior Consent is effective for a period of one hundred and eighty (180) days, counted as of the publication of the corresponding Act, extendable, upon request, once for the same period, if the same corporate conditions are maintained.

SEI/ANATEL - 3227379 - Decision

DECISION

Having seen, reported and discussed these records, the members of the Board of Directors of ANATEL unanimously decide, pursuant to the Analysis No. 197/2018/SEI/LM (SEI No. 3219137), which is part of this ruling:

a)    To grant prior consent to carry out the investiture of the members of the Board of Directors of OI S.A., with the condition that the full effectiveness of the Prior Consent Act to be issued by the Anatel’s Board of Directors is suspended until the Competition Superintendence certifies the equivalence of the result of the Shareholders’ General Meeting with the conditions of analysis of this proceeding, which should be subject to the conditions of identification of control presented in the corresponding deliberative instruments of the Anatel’s Board of Directors;

b)    To grant prior consent to the amendment of the bylaws to increase the limit of the authorized capital of OI S.A., from the current thirty four billion, thirty eight million, seven hundred and one thousand, seven hundred and forty one and forty nine cents (R$34,038,701,741.49) to thirty eight billion, thirty eight million, seven hundred and one thousand, seven hundred and forty one and forty nine cents (R$38,038,701,741.49);

c)    To determine that the Superintendence of Competition’s attestation must be bound to the conditions of identification of control presented in the corresponding deliberative instruments of the Board of Directors; and,

d)    To determine that the present Prior Consent to undertake the transaction will be effective for the next one hundred and eighty (180) days, counted as of the publication of the corresponding act, extendable, upon request, once for the same period, if the same corporate conditions are maintained.

Participated in the resolution President Juarez Quadros do Nascimento and Board members Anibal Diniz, Otavio Luiz Rodrigues Junior, Leonardo Euler de Morais and Emmanoel Campelo de Souza Pereira.